UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549
                    ____________________

                          FORM 8-K

                       CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange
                         Act of 1934

       Date of Report (Date of earliest event reported):
                August 12, 2004 (August 12, 2004)
                     ___________________

                    TORCH OFFSHORE, INC.
   (Exact Name of Registrant as Specified in its Charter)

                         000-32855
                   (Commission File Number)

          Delaware                        74-2982117
(State or Other Jurisdiction of         (IRS Employer
Incorporation or Organization)        Identification No.)

   401 Whitney Avenue, Suite 400
        Gretna, Louisiana                   70056-2596
(Address of Principal Executive Offices)    (Zip Code)

      Registrant's Telephone Number, Including Area Code:
                        (504)367-7030

ITEM 7.   FINANCIAL STATEMENTS, PROFORMA FINANCIAL
          INFORMATION AND EXHIBITS.

          (a)  Not applicable.

          (b)  Not applicable.

          (c)  Exhibits.

          The following exhibits are filed herewith:

Exhibit No.                   Description
-----------                   ------------
  99.1        Torch  Offshore, Inc. Press Release, dated
              August 12, 2004.


ITEM 12.  RESULT OF OPERATIONS AND FINANCIAL CONDITION.

On August 12, 2004, Torch Offshore, Inc. (the "Company") issued a press release announcing operating results for the quarter ended June 30, 2004. A copy of this press release is furnished as Exhibit 99.1 to this report and incorporated by reference herein.

The Company has presented its EBITDA, as adjusted, for the three- and six-month periods ended June 30, 2004 in the press release, which is a "non-GAAP" financial measure under Regulation G. The components of EBIDTA, as adjusted, are computed by using amounts, which are determined in accordance with GAAP. As part of our press release information, we have provided a reconciliation of EBITDA, as adjusted, to net income/loss, which is its nearest comparable GAAP financial measure. However, because EBITDA, as adjusted, is not based on any standardized methodology prescribed by GAAP, it is not necessarily comparable to similar measures presented by other companies. The Company included EBITDA, as adjusted, in the press release because it believes that it uses this measure as an internal benchmark against certain performance objectives and to provide investors and creditors additional information in assessing the Company's business in comparison to industry and other market competitive standards.


                          SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TORCH OFFSHORE, INC.


                              By: /s/ ROBERT E. FULTON
Date: August 12, 2004         -------------------------
                              Robert E. Fulton
                              Chief Financial Officer


                      INDEX TO EXHIBITS

Exhibit No.                   Description
-----------                   -----------
  99.1         Torch  Offshore, Inc. Press Release, dated
               August 12, 2004.


                                             EXHIBIT 99.1

NEWS RELEASE
For immediate release to:
Analysts, Financial Community, Media
Contact: Bob Fulton (1) 504-367-7030
         Bradley Lowe (1) 504-367-7030

    Torch Offshore Announces 2004 Second Quarter Earnings

New Orleans, Louisiana USA, August 12, 2004

SECOND QUARTER RESULTS
Torch Offshore, Inc. (NASDAQ: TORC) (the "Company") announced today that revenues for the quarter ended June 30, 2004 were $19.0 million, an increase of 37.1 percent compared to revenues of $13.9 million for the second quarter of 2003. Gross profit (revenues less cost of sales) for the second quarter of 2004 was $1.7 million or 9.1 percent of revenues compared to the second quarter 2003 gross profit of $1.4 million or 9.9 percent of revenues. The second quarter 2004 net loss was $2.4 million, or $0.19 per diluted share, compared to the net loss in the second quarter of 2003, which was $1.2 million, or $0.09 per diluted share. Included in the second quarter 2004 net loss is an impairment charge of $0.6 million, or $0.05 per diluted share, related to the scrapping of the Midnight Runner.

Lyle G. Stockstill, Torch Offshore, Inc. Chairman and Chief Executive Officer, commented, "We had a relatively strong increase in revenues in the second quarter of 2004 as compared to the year-ago period. However, our gross profit margin remained low despite an increase in average revenue per revenue day because of increased vessel operating costs. Looking forward to the third quarter of 2004, there are some good potential opportunities for the Company, including the arrival of the Midnight Brave in Africa for the Marathon Alba project, which is expected to commence in August 2004."

Stockstill continued, "As for the Midnight Express, the vessel is expected to arrive in Mobile, Alabama in the third week of August depending on weather conditions. It should remain in port there for approximately 30 days as final installations and vessel rig-up takes place. We continue to remain positive about the potential this vessel will bring to the Company in the near term. Also, we continue to remain in discussions with various potential customers for pipelay work for the vessel in the fourth quarter of 2004 and the first half of 2005."

FIRST HALF RESULTS
For the first half of 2004, revenues decreased 0.1 percent to $30.9 million generating a gross profit of $0.3 million or 1.0 percent of revenues, compared to year-ago period revenues of $30.9 million that produced a gross profit of $4.7 million or 15.1 percent of revenues. The net loss for the first six months of 2004 totaled $7.6 million, or $0.60 per diluted share, compared to the net loss in the first six months of 2003, which was $1.1 million, or $0.09 per diluted share. Included in the net loss for the first six months of 2004 is an impairment charge of $0.6 million, or $0.05 per diluted share, related to the scrapping of the Midnight Runner.

CONFERENCE CALL
A conference call will be held at 10:00 a.m. Central Time on Thursday, August 12, 2004. To participate by telephone, United States callers can dial (800) 295-4740 and international callers can dial (617) 614-3925 ten to fifteen minutes prior to the starting time. The conference ID for all callers is 16632446. The conference call will also be webcast live on the Internet through the Investor Relations page on the Company's web site, www.torchinc.com.

The call will be available for replay beginning at 1:00 p.m. (Central Time) on Thursday, August 12, 2004 and ending at midnight (Central Time) on Wednesday, August 18, 2004. For callers in the United States, the toll-free number for the replay is (888) 286-8010. For international callers, the number is (617) 801-6888. The conference ID for all callers for the replay is 11400851. All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Torch Offshore, Inc. and cannot be recorded or rebroadcast without Torch Offshore, Inc.'s express written consent.

Established in 1978, Torch Offshore, Inc. is involved in offshore pipeline installation and subsea construction for the oil and natural gas industry. Torch Offshore, Inc. is expanding beyond its established shallow water niche market in order to serve the industry's worldwide growing needs in the deep waters.

Any statements made in this news release, other than those of historical fact, about an action, event or development, which the Company hopes, expects, believes or anticipates may or will occur in the future, are forward-looking statements under the Private Securities Litigation Act of
1995. The forward-looking statements in this news release include statements about the timing of the arrival and completion of the Midnight Express and the potential workload for the vessel in the future. Such statements are subject to various assumptions, risks and uncertainties, which are specifically described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the Securities and Exchange Commission, as well as other factors that may not be within the Company's control, including, specifically, oil and natural gas commodity prices, weather conditions and offshore construction activity levels. Although the Company believes its expectations are based on reasonable assumptions, it gives no assurance that the Company's assumptions and projections will prove to be correct. Actual results may differ materially from those projected.
                                                   PR 04-018
                            # # #

                       TORCH OFFSHORE, INC.
               Statements of Operations (Unaudited)
              (in thousands, except per share data)

                       Three Months Ended  Six Months Ended
                            June 30,           June 30,
                       ------------------  ----------------
                         2004      2003     2004     2003
                         ----      ----     ----     ----
Revenues               $19,020   $13,876  $30,862  $30,905
Cost of revenues:
   Cost of sales        17,295    12,500   30,539   26,245
   Depreciation and
     amortization        2,640     1,822    4,749    3,649
   General and
     administrative
     expenses            1,441     1,348    3,056    2,703
   Other operating
     expense                 -         -      160        -
                        ------    ------   ------   ------
      Total cost of
        revenues        21,376    15,670   38,504   32,597
                        ------    ------   ------   ------
Operating loss          (2,356)   (1,794)  (7,642)  (1,692)
                        ------    ------   ------   ------
Other income:
   Interest income           -         -        -        1
                        ------    ------   ------   ------
  Total other income         -         -        -        1
                        ------    ------   ------   ------
Loss before income
  taxes                 (2,356)   (1,794)  (7,642)  (1,691)
Income tax benefit           -       628        -      592
                        ------    ------   ------   ------
Net loss               $(2,356)  $(1,166) $(7,642) $(1,099)
                        ======    ======   ======   ======

Net loss per common
  share:
     Basic             $ (0.19)  $ (0.09) $ (0.60) $ (0.09)
                        ======    ======   ======   ======
     Diluted           $ (0.19)  $ (0.09) $ (0.60) $ (0.09)
                        ======    ======   ======   ======

Weighted average common
  stock outstanding:
     Basic              12,640    12,636   12,639   12,636
                        ======    ======   ======   ======
     Diluted            12,640    12,636   12,639   12,636
                        ======    ======   ======   ======
Other data:
   EBITDA (A),(B)      $   284   $    28  $(2,893) $ 1,957
                        ======    ======   ======   ======

(A) The Company calculates EBITDA as earnings before net interest, income taxes, depreciation and amortization and certain other vessel charges. Please see Consolidated
Balance Sheet and Other Information included in this News
Release for a reconciliation of EBITDA to net loss. EBITDA is presented here to provide additional information about our operations. EBITDA is not a calculation based on generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income/loss, as an indicator of our operating performance or as an alternative to cash flow as a better measure of liquidity.
In addition, our EBITDA calculation may not be comparable to similarly titled measures of other companies.



                     TORCH OFFSHORE, INC.
 Condensed Balance Sheet and Other Information (Unaudited)
            (in thousands, except per share data)


                                June 30,  December 31,
                                  2004        2003
                                --------   ---------
Assets
Current assets                  $ 23,133    $ 24,081
Property, net                    166,314     143,266
Other assets                       4,254       2,559
                                --------    --------
     Total assets               $193,701    $169,906
                                ========    ========

Liabilities and
  Stockholders' Equity
Accounts payable - trade        $ 17,019    $ 15,148
Accrued expenses and other        12,487       7,707
Midnight Express Finance Facility 69,870      45,639
Current portion of long-term debt  3,922       3,396
Receivable line of credit          8,912       7,227
                                --------    --------
     Total current liabilities   112,210      79,117
Long-term debt, less
  current portion                 18,341      20,057
Stockholders' equity              63,150      70,732
                                --------    --------
     Total liabilities and
       stockholders' equity     $193,701    $169,906
                                ========    ========


                       Three Months Ended  Six Months Ended
                            June 30,           June 30,
                       ------------------  ----------------
                         2004      2003     2004     2003
                         ----      ----     ----     ----
EBITDA Reconciliation(B):
     Net loss          $(2,356)  $(1,166) $(7,642) $(1,099)
     Income tax benefit      -      (628)       -     (592)
     Other income            -         -        -       (1)
     Depreciation and
      amortization       2,640     1,822    4,749    3,649
                        ------    ------   ------   ------
     EBITDA            $   284   $    28  $(2,893) $ 1,957
                        ======    ======   ======   ======

(B) We have disclosed EBITDA, a non-GAAP measure determined as described in item (A) above, because we use this measure as an internal benchmark against certain performance objectives and to provide investors and creditors additional information in assessing our business in comparison to industry and other market competitive standards.